UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
             TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                                (Amendment No. )*

                                The Bibb Company

--------------------------------------------------------------------------------

                                (Name of Issuer)

                          Common Stock, $.01 par value

--------------------------------------------------------------------------------


                         (Title of Class of Securities)

                                    088667100

                  --------------------------------------------

                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 088667100                13G     Page 2 of 5 Pages
------------------------------             ------------------------------------

--------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                    PENN CAPITAL MANAGEMENT COMPANY, INC.
                              22-2796848
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    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                   (a) / /

                                                                   (b) / /
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

                    NEW JERSEY
-------------------------------------------------------------------------------
                                            5      SOLE VOTING POWER

                                                         1,102,729
                                 ---------------------------------------------
            NUMBER OF                       6      SHARED VOTING POWER
             SHARES
          BENEFICIALLY                                   -0-
            OWNED BY             ---------------------------------------------
              EACH                          7      SOLE DISPOSITIVE POWER
            REPORTING
             PERSON                                      1,102,729
              WITH               ---------------------------------------------
                                            8      SHARED DISPOSITIVE POWER

                                                         -0-
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    1,102,729
--------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                    11.0%
--------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON

                    IA
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                     SCHEDULE 13G
                     ------------

ITEM 1(a)     NAME OF ISSUER:  THE BIBB COMPANY
---------

ITEM 1(b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
---------
                       100 GALLERIA PARKWAY
                       17TH FLOOR
                       ATLANTA, GA 30339

ITEM 2(a)     NAME OF PERSON FILING:
---------
                       PENN CAPITAL MANAGEMENT COMPANY, INC.

ITEM 2(b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
---------     RESIDENCE:


                       52 HADDONFIELD-BERLIN ROAD
                       SUITE 1000
                       CHERRY HILL, NJ 08034

ITEM 2(c)     CITIZENSHIP:
---------
                       NEW JERSEY

ITEM 2(d)     TITLE OF CLASS OF SECURITIES:
---------
              COMMON STOCK, $.01 PAR VALUE

ITEM 2(e)     CUSIP NUMBER:
---------
                       088667100

ITEM 3        IF THIS STATEMENT IS FILED PURSUANT TO RULES
------        13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON
              FILING IS A:

              [  ](a)  BROKER OR DEALER REGISTERED UNDER SECTION 15 OF THE
                       ACT,

              [  ](b)  BANK AS DEFINED IN SECTION 3(a)(6) OF THE ACT,

              [  ](c)  INSURANCE COMPANY AS DEFINED IN SECTION 3(a)(19) OF
                       THE ACT,

              [  ](d)  INVESTMENT COMPANY REGISTERED UNDER SECTION 8 OF
                       THE INVESTMENT COMPANY ACT


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              [X](e)   INVESTMENT ADVISOR REGISTERED UNDER SECTION 203 OF
                       THE INVESTMENT ADVISERS ACT OF 1940,

              [  ](f)  EMPLOYEE BENEFIT PLAN, PENSION FUND WHICH IS SUBJECT
                       TO THE PROVISIONS OF THE EMPLOYEE RETIREMENT
                       INCOME SECURITY ACT OF 1974 OR ENDOWMENT FUND; SEE RULE 13d-1(b)(1)(ii)(F),

              [  ](g)  PARENT HOLDING COMPANY, IN ACCORDANCE WITH RULE
                       13d-1(b)(ii)(G); SEE ITEM 7,

              [  ](h)  GROUP, IN ACCORDANCE WITH RULE 13d-1(b)(1)(ii)(H).

ITEM 4        OWNERSHIP.
------

              (a) AMOUNT BENEFICIALLY OWNED:

                       1,102,729 SHARES

              (b) PERCENT OF CLASS:

                       11.0%

              (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

              (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
                       1,102,729

              (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE
                       -0-

              (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE
                       DISPOSITION OF
                               1,102,729

              (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE
                       DISPOSITION OF
                               -0-

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
------
              IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [ ].

ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
------        ANOTHER PERSON.

              ALL SECURITIES REPORTED UPON IN THIS SCHEDULE ARE OWNED BY ADVISORY CLIENTS OF PENN CAPITAL MANAGEMENT


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


              COMPANY, INC., EACH OF WHOM HAS THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FORM, OR THE PROCEEDS OF THE SALE OF, SUCH SECURITIES. NO ONE OF SUCH ADVISORY CLIENTS OWNS MORE THAN 5% OF THE CLASS.

ITEM 7        IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
------ WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                               N/A

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
------        GROUP.


                               N/A

ITEM 9        NOTICE OF DISSOLUTION OF GROUP.
------


                               N/A

ITEM 10       CERTIFICATION.
-------
                       BY SIGNING BELOW I CERTIFY THAT, TO THE BEST
              OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSE OR EFFECT.

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


                                    SIGNATURE

         AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                  FEBRUARY 3, 1998

                                  PENN CAPITAL MANAGEMENT COMPANY, INC.

                                   /s/ Michael F. Swallow
                                   -------------------------------------------
                                           SIGNATURE

                                      Michael F. Swallow, Secretary/Treasurer
                                   -------------------------------------------
                                           NAME/TITLE



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